                                                                    EXHIBIT 99.1

                CLEAR CHANNEL REPORTS SECOND QUARTER 2005 RESULTS


SAN ANTONIO, TEXAS AUGUST 9, 2005...Clear Channel Communications, Inc. (NYSE:
CCU) today reported results for its second quarter ended June 30, 2005. The Company also announced today an update to its plan to strategically realign its businesses and its share repurchase program.

The Company reported revenues of $2.46 billion in the second quarter of 2005, a 1% decrease from the $2.49 billion reported for the second quarter of 2004. Clear Channel's net income and diluted earnings per share were $220.7 million and $.40 per diluted share during the second quarter of 2005. This compares to net income and diluted earnings per share of $253.8 million and $.41 per diluted share during the second quarter of 2004.

Mark Mays, President and Chief Executive Officer, commented, "Our second quarter results reflect the short-term impact of our decision to reduce the commercial loads on our radio stations, combined with a less than ideal advertising environment. With just two complete quarters of "Less is More" behind us we are seeing positive trends. Early ratings results from the important spring ratings book show that ratings and time spent listening are on the rise. In addition, we are seeing real progress in the development of a 30-second marketplace. These early results underscore that "Less is More" is the right move for our business over the long-term. Overall, our operational focus remains on leading change, driving innovation and delivering value to our customers across all of our businesses. We believe this long-term and forward thinking approach will create shareholder value over the long-term."

Mark Mays added, "Our strategic realignment plan is on track and is targeted to be completed by the end of this year. It remains our intention to fund activities that enhance shareholder returns. However, given current and changing market conditions, we believe it is appropriate to expand the options available to us in returning capital to shareholders and we may choose to use these funds for share repurchases, a special dividend or a combination of both. As a result, we have authorized an increase to our existing share repurchase program to an aggregate of $1.0 billion. A significant share repurchase is an attractive option for maximizing shareholder value and will enable us to maintain financial flexibility. We have a strong track record of announcing and executing material share repurchases and this decision will enable the company to return capital directly to shareholders in a significant way, over a longer period of time."

REVENUE AND DIVISIONAL OPERATING EXPENSES


(In thousands)                                                         Three Months Ended
                                                                             June 30,
                                                                ---------------------------------        %
                                                                     2005              2004            Change
                                                                ---------------    --------------    ------------
   Revenue
   Radio Broadcasting                                           $      931,929     $     996,824          (7%)
   Outdoor Advertising                                                 684,508           639,549           7%
   Live Entertainment                                                  729,473           734,481          (1%)
   Other                                                               145,751           149,917          (3%)
   Eliminations                                                        (32,910)          (35,737)
                                                                ---------------    --------------
CONSOLIDATED REVENUE                                            $    2,458,751     $   2,485,034          (1%)
                                                                ==============     =============

   Divisional operating expenses
   Radio Broadcasting                                           $      554,217     $     552,769           0%
   Outdoor Advertising                                                 460,865           432,989           6%
   Live Entertainment                                                  691,214           693,939           0%
   Other                                                               117,106           116,353           1%
   Eliminations                                                        (32,910)          (35,737)
                                                                ---------------    --------------
CONSOLIDATED DIVISIONAL OPERATING EXPENSES                      $    1,790,492     $   1,760,313           2%
                                                                ===============    ==============

Included in the Company's second quarter 2005 revenue and operating expenses are approximately $20.1 million and $16.3 million, respectively, of foreign exchange increases compared to the same period of 2004.

RADIO BROADCASTING

The Company's radio revenues declined 6.5% to $931.9 million during the second quarter of 2005 compared to the same period of 2004. The decline includes a reduction of approximately $8.8 million from non-cash trade revenues. Both local and national revenues were down for the quarter as well, primarily from its reduction in commercial minutes made available for sale on its radio stations. As a result, some of its larger advertising categories declined during the quarter, including retail and automotive. While commercial minutes were down, this was partially offset by an increase in average unit rates. As the year progressed, the Company made improvements on its "Less is More" initiative as evidenced by increased average unit rates on its 15, 30 and 60 second commercials over the first quarter of the year. The Company also saw improvement in the second quarter in selling 30 second and 15 second commercials as a percentage of total minutes sold. Finally, yield, or revenue divided by total minutes of available inventory, has seen consistent improvement throughout the year.

Divisional operating expenses were up $1.4 million during the second quarter of 2005 compared to the same period of 2004. Driving the increase were advertising and promotional expenditures as well as sports broadcasting rights related to contracts awarded in the second half of last year. Partially offsetting the increase were decreases in commission and bad debt expenses.

OUTDOOR ADVERTISING

The Company's outdoor advertising revenue increased 7.0% to $684.5 million during the second quarter of 2005 compared to the same period of 2004. This reflects an increase of 11.2% domestically and 3.7% internationally. The growth domestically was driven by bulletin sales, while international growth came primarily from transit and street furniture sales. Included in the second quarter 2005 results is approximately $13.4 million from increases in foreign exchange compared to the second quarter of 2004.

Domestic bulletin revenues grew principally from increased rates, with occupancy up slightly for the second quarter of 2005 compared to 2004. Strong domestic markets included Phoenix, Cleveland, Seattle, Jacksonville and San Antonio. Strong advertising categories were automotive, entertainment, financial services, retail and telecommunications.

Internationally, street furniture revenues benefited from an increase in displays as well as average revenue per display compared to the second quarter of 2004. The Company's international transit revenue growth was fueled by an increase in average revenue per display. Its strongest international markets for the quarter were Australia/New Zealand, Sweden and the United Kingdom. However, consistent with the end of 2004, the Company continued to see weak demand for its media inventory in France, particularly from national sales which tempered the overall results of its international revenues.

Outdoor advertising expenses increased 6.4% to $460.9 million during the second quarter of 2005 compared to the same period of 2004. Included in the increase is approximately $10.0 million from increases in foreign exchange. Divisional operating expenses increased from commissions, production and site lease expenses associated with the increase in revenue as well as increased rental from new contracts in its international business entered into in the second half of 2004.

On July 27, 2005 the Company announced to the trade union representatives and to employees a draft plan to restructure its operations in France. In connection with the restructuring, the Company expects to record approximately $25.0 million in restructuring costs, including employee termination and other costs, as a component of divisional operating expenses during the third quarter of 2005.

LIVE ENTERTAINMENT

Live entertainment revenues were essentially flat for the second quarter of 2005 compared to the same period of 2004. Second quarter revenues included approximately $6.7 million from increases in foreign exchange. The Company experienced a decline in domestic music events during the second quarter as compared to the same period of the prior year resulting in decreased attendance and ticket revenues. Also, concession and merchandising revenues declined associated with fewer events at the Company's amphitheaters. These declines were partially offset by revenue increases in its theater operations from increased presenting weeks, increased ticket revenues in its motor sports group and revenue growth in its European operations, primarily from promoting the U2 tour as well as additional music festival revenues.

Live entertainment expenses were down $2.7 million for the second quarter of 2005 compared to the same period of 2004. Second quarter expenses included approximately $6.3 million from increases in foreign exchange. This decline in expenses was primarily due to lower talent costs associated with fewer events and reduced artist guarantees in the current quarter compared to the same period of 2004.

UPDATE TO STRATEGIC REALIGNMENT OF BUSINESSES

On April 29, 2005, the Company announced a plan to strategically realign its businesses. This plan includes an initial public offering ("IPO") of approximately 10% of the common stock of the Company's outdoor business ("Clear Channel Outdoor") and a 100% spin-off of its entertainment business ("Clear Channel Entertainment"). These transactions are progressing and are expected to close by the end of the year. The closing of the IPO and spin-off of Clear Channel Entertainment is subject to approval of the Company's Board of Directors, receipt of a tax opinion of counsel and letter ruling from the IRS relating to the Clear Channel Entertainment spin-off, favorable market conditions, the filing and effectiveness of registration statements with the Securities and Exchange Commission and other customary conditions.

As part of the strategic realignment, the Company announced its intention to pay a special dividend of $3.00 per share following the close of the IPO and the spin-off of Clear Channel Entertainment, a total of approximately $1.6 billion. The Company believes that it is appropriate to expand the options available to returning this capital to shareholders. At this time, rather than paying the approximately $1.6 billion as a $3.00 per share special dividend, the Company now currently anticipates utilizing the approximately $1.6 billion in the form of either share repurchases, a special dividend, or a combination of both. To facilitate this change, the Board of Directors of the Company has increased the current share repurchase program to $1.0 billion as described below. It is the Company's current intention to pay a special dividend in 2006 after taking into account the results of the Company's share repurchases, and subject to the Company's financial condition, and market and economic conditions among other factors. The Company intends to fund any share repurchases and/or a special dividend from funds generated from the repayment of intercompany debt, the proceeds of any new debt offerings, available cash balances and cash flow from operations. The timing and amount of a special dividend, if any, is in the discretion of the Board of Directors and may be based on the economic and market factors described above, among others.

SHARE REPURCHASE AUTHORIZATION

On August 9, 2005, the Company's Board of Directors authorized an increase in and extension of its existing $1.0 billion share repurchase program, which was originally authorized in February 2005 (the "February 2005 Program").
 As of June 30, 2005, the Company has purchased under the February 2005 Program approximately 20.9 million shares of its common stock for an aggregate purchase price of $692 million. The Board of Directors has authorized an increase of $692 million to the existing balance of the February 2005 Program, bringing the current authorized amount of the share repurchase program to an aggregate of $1.0 billion. This increase in the share repurchase program is effective immediately, and expires on August 8, 2006, although the program may be discontinued or suspended at anytime prior to its expiration. The Company will purchase shares from time to time through open market or privately negotiated transactions. The Company will base its decision on amounts of repurchases and their timing on such factors as the Company's financial condition and stock price, general economic and market conditions and other factors.

CONFERENCE CALL
The Company will host a teleconference to discuss its results on August 9th at 9:00 a.m. Eastern Time. The conference call number is 888-283-6901 and the pass code is 5915724. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call. The replay number is 888-203-1112 and the pass code is 5915724. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of one week.


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


                                     TABLE 1
                              FINANCIAL HIGHLIGHTS
               CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       Three Months Ended
                                                                             June 30,
                                                               ----------------------------------            %
                                                                     2005              2004                Change
                                                               ----------------    --------------       ------------
REVENUE                                                        $      2,458,751     $      2,485,034        (1%)
Divisional operating expenses                                         1,790,492            1,760,313
Corporate expenses                                                       48,156               46,581
Non-cash compensation expense                                             1,675                  915
Depreciation and amortization                                           167,991              167,754
                                                               ----------------     ----------------
OPERATING INCOME                                                        450,437              509,471        (12%)

Interest expense                                                        105,487               85,403
Gain (loss) on marketable securities                                      1,610               (5,503)
Equity in earnings of nonconsolidated affiliates                          9,834               10,635
Other income (expense) - net                                              8,453               (2,694)
                                                               ----------------     ----------------
Income before income taxes                                              364,847              426,506
Income tax benefit (expense):
   Current                                                             (108,051)            (106,888)
   Deferred                                                             (36,064)             (65,848)
                                                               ----------------     ----------------

NET INCOME                                                     $        220,732     $        253,770        (13%)
                                                               ================     ================

Net Income per share:
   BASIC                                                       $           0.41     $           0.42        (2%)
                                                               ================     ================

   DILUTED                                                     $           0.40     $           0.41        (2%)
                                                               ================     ================

   Weighted average shares outstanding - diluted                        545,090              612,960

TABLE 2
SELECTED BALANCE SHEET INFORMATION

(In millions)                                                                        June 30, 2005      March 31, 2005
                                                                                     -------------      --------------
Cash                                                                                 $       321.3      $       271.3
Total Current Assets                                                                 $     2,700.6      $     2,316.6
Net Property, Plant and Equipment                                                    $     3,961.6      $     4,040.5
Total Assets                                                                         $    20,090.7      $    19,769.7
Current Liabilities (excluding current portion of long-term debt)                    $     2,247.7      $     1,897.0
Long-Term Debt (including current portion of long-term debt)                         $     7,896.7      $     7,732.8
Shareholders' Equity                                                                 $     8,662.1      $     8,850.0

TABLE 3
CAPITAL EXPENDITURES

Capital expenditures for the second quarter of 2005 versus 2004 were:

(In millions)                                       June 30, 2005       June 30, 2004
                                                    -------------       -------------
Non-revenue producing                                $      71.0        $      47.4
Revenue producing                                           30.7               38.5
                                                     -----------        -----------
    Total capital expenditures                       $     101.7        $      85.9
                                                     ===========        ===========

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4
LIQUIDITY AND FINANCIAL POSITION

For the six months ended June 30, 2005, cash flow from operating activities was $774.1 million, cash flow used in investing activities was $236.3 million, and cash flow used in financing activities was $427.0 million for a net increase in cash of $110.8 million.

At June 30, 2005, Clear Channel had long-term debt of:

(In millions)                                       June 30, 2005
                                                    -------------
Bank Credit Facilities                               $       916.8
Public Notes                                               6,814.1
Other Debt                                                   165.8
                                                     -------------
    Total                                            $     7,896.7
                                                     =============

Leverage, defined as debt*, net of cash, divided by the trailing 12-month pro forma EBITDA**, was 3.4x at June 30, 2005.

At June 30, 2005, 70% of the Company's debt bears interest at fixed rates and 30% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at June 30, 2005 was 5.6%.

----------

* As defined by Clear Channel's credit facility, debt is long-term debt of $7,897 million plus letters of credit of $241 million; guarantees of third party debt of $13 million; net original issue discount/premium of $10 million; deferred purchase consideration of $10 million included in other long-term liabilities; less the fair value of interest rate swaps of $4 million; and less purchase accounting premiums of $12 million. ** As defined by Clear Channel's credit facilities, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

As of August 9, 2005, Clear Channel has approximately $332.5 million available on its bank credit facility. The Company does not have any public debt maturing during the remainder of 2005. The Company may utilize existing capacity under its bank facilities and other available funds for future maturities or redemptions of debt. Redemptions or repurchases will occur through open market purchases, privately negotiated transactions, or other means.


        SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

TABLE 5
OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(D&A) AND NON-CASH COMPENSATION EXPENSE

The following tables set forth Clear Channel's Operating Income, D&A and Non-cash compensation expense for the three months ended June 30, 2005 and 2004. The Company defines "Operating Income before D&A and Non-cash compensation expense" as net income adjusted to exclude the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; D&A; and, Non-cash compensation expense.

The Company uses Operating Income before D&A and Non-cash compensation expense, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.

Since Operating Income before D&A and Non-cash compensation expense is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Operating Income, D&A and Non-cash compensation expense are all financial statement line items included on the Company's statement of earnings. Operating Income before D&A and Non-cash compensation expense is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income
(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions, which are excluded.

As required by the SEC, the Company provides reconciliations below of Operating Income before D&A and Non-cash compensation expense for each segment to such segment's operating income; Operating Income before D&A and Non-cash compensation expense to net income, the most directly comparable amounts reported under GAAP; and, Net Income and Diluted Earnings Per Share excluding certain items, if applicable.

                                                        Non-cash                           Operating Income before
(In thousands)                   Operating income     compensation        Depreciation         D&A and Non-cash
                                      (loss)            expense          and amortization     compensation expense
                                      ------            -------          ----------------     --------------------
THREE MONTHS ENDED JUNE 30, 2005
Radio Broadcasting                 $     343,282      $          --       $        34,430      $       377,712
Outdoor Advertising                      127,081                 --                96,562              223,643
Live Entertainment                        23,434                 --                14,825               38,259
Other                                     11,257                 --                17,388               28,645
Corporate                                (54,617)             1,675                 4,786              (48,156)
                                   --------------     -------------       ---------------      ----------------
  Consolidated                     $     450,437      $       1,675       $       167,991      $       620,103
                                   =============      =============       ===============      ===============

THREE MONTHS ENDED JUNE 30, 2004
Radio Broadcasting                 $     405,848      $         232       $        37,975      $       444,055
Outdoor Advertising                      113,754                 --                92,806              206,560
Live Entertainment                        25,647                 --                14,895               40,542
Other                                     16,706                 --                16,858               33,564
Corporate                                (52,484)               683                 5,220              (46,581)
                                   --------------     -------------       ---------------      ----------------
  Consolidated                     $     509,471      $         915       $       167,754      $       678,140
                                   =============      =============       ===============      ===============


TABLE 6
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (D&A) AND NON-CASH COMPENSATION EXPENSE TO NET INCOME


(In thousands)                                                                     THREE MONTHS ENDED JUNE 30,
                                                                                  2005                      2004
                                                                            -----------------          -----------------
Operating Income before D&A and Non-cash compensation expense
                                                                            $         620,103          $         678,140
Non-cash compensation expense                                                           1,675                        915
Depreciation & amortization                                                           167,991                    167,754
                                                                            -----------------          -----------------
Operating Income                                                                      450,437                    509,471

Interest expense                                                                      105,487                     85,403
Gain (loss) on marketable securities                                                    1,610                     (5,503)
Equity in earnings of nonconsolidated affiliates                                        9,834                     10,635
Other income (expense) - net                                                            8,453                     (2,694)
                                                                            -----------------          ------------------

Income before income taxes                                                            364,847                    426,506
Income tax (expense) benefit:
     Current                                                                         (108,051)                  (106,888)
     Deferred                                                                         (36,064)                   (65,848)
                                                                            ------------------         ------------------

Net income                                                                  $         220,732          $         253,770
                                                                            =================          =================


ABOUT CLEAR CHANNEL COMMUNICATIONS
Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in "gone from home" entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company's businesses include radio, outdoor displays, live entertainment events and venues, and television stations. See us on the web at www.clearchannel.com.

For further information contact:
Investors - Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or Media - Lisa Dollinger, Chief Communications Officer, (210) 832-3474 or visit our web-site at http://www.clearchannel.com.


CERTAIN STATEMENTS IN THIS DOCUMENT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF CLEAR CHANNEL COMMUNICATIONS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE WORDS OR PHRASES "GUIDANCE," "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATES" AND "FORECAST" AND SIMILAR WORDS OR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION, ANY STATEMENTS THAT REFER TO EXPECTATIONS OR OTHER CHARACTERIZATIONS OF FUTURE EVENTS OR CIRCUMSTANCES ARE FORWARD-LOOKING STATEMENTS. THE COMPANY CANNOT PROVIDE ANY ASSURANCE THAT THE IPO OF CLEAR CHANNEL OUTDOOR, THE SPIN-OFF OF CLEAR CHANNEL ENTERTAINMENT OR THE PAYMENT OF THE ONE-TIME/SPECIAL DIVIDEND WILL BE COMPLETED, OR THE TERMS OF WHICH ALL OF THE TRANSACTIONS WILL BE CONSUMMATED. VARIOUS RISKS THAT COULD CAUSE FUTURE RESULTS TO DIFFER FROM THOSE EXPRESSED BY THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT INCLUDE, BUT ARE NOT LIMITED TO: RISKS INHERENT IN THE CONTEMPLATED IPO, SPIN-OFF, CASH DIVIDENDS OR BORROWINGS; COSTS RELATED TO THE PROPOSED TRANSACTIONS; DISTRACTION OF THE COMPANY AND ITS MANAGEMENT TEAM AS A RESULT OF THE PROPOSED TRANSACTIONS; CHANGES IN BUSINESS, POLITICAL AND ECONOMIC CONDITIONS IN THE U.S. AND IN OTHER COUNTRIES IN WHICH CLEAR CHANNEL COMMUNICATIONS CURRENTLY DOES BUSINESS (BOTH GENERAL AND RELATIVE TO THE ADVERTISING AND ENTERTAINMENT INDUSTRIES); FLUCTUATIONS IN INTEREST RATES; CHANGES IN OPERATING PERFORMANCE; SHIFTS IN POPULATION AND OTHER DEMOGRAPHICS; CHANGES IN THE LEVEL OF COMPETITION FOR ADVERTISING DOLLARS; FLUCTUATIONS IN OPERATING COSTS; TECHNOLOGICAL CHANGES AND INNOVATIONS; CHANGES IN LABOR CONDITIONS; CHANGES IN GOVERNMENTAL REGULATIONS AND POLICIES AND ACTIONS OF REGULATORY BODIES; FLUCTUATIONS IN EXCHANGE RATES AND CURRENCY VALUES; CHANGES IN TAX RATES; AND CHANGES IN CAPITAL EXPENDITURE REQUIREMENTS; ACCESS TO CAPITAL MARKETS AND CHANGES IN CREDIT RATINGS. OTHER UNKNOWN OR UNPREDICTABLE FACTORS ALSO COULD HAVE MATERIAL ADVERSE EFFECTS ON CLEAR CHANNEL COMMUNICATIONS', CLEAR CHANNEL OUTDOOR'S AND CLEAR CHANNEL ENTERTAINMENT'S FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS. IN LIGHT OF THESE RISKS, UNCERTAINTIES, ASSUMPTIONS AND FACTORS, THE FORWARD-LOOKING EVENTS DISCUSSED IN THIS DOCUMENT MAY NOT OCCUR. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE STATED, OR IF NO DATE IS STATED, AS OF THE DATE OF THIS DOCUMENT. OTHER KEY RISKS ARE DESCRIBED IN CLEAR CHANNEL COMMUNICATIONS' REPORTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, INCLUDING IN THE SECTION ENTITLED "ITEM 1. BUSINESS - RISK FACTORS" OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004. EXCEPT AS OTHERWISE STATED IN THIS DOCUMENT, CLEAR CHANNEL COMMUNICATIONS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS BECAUSE OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

A REGISTRATION STATEMENT RELATING TO THE IPO OF CLEAR CHANNEL OUTDOOR COMMON STOCK AND AN INFORMATION STATEMENT RELATING TO THE SPIN-OFF OF CLEAR CHANNEL ENTERTAINMENT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS DOCUMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF CLEAR CHANNEL OUTDOOR COMMON STOCK IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. ANY SUCH OFFERING OF SECURITIES WILL BE MADE ONLY BY MEANS OF A PROSPECTUS INCLUDED IN THE REGISTRATIONS STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.